Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------

                                   AT&T CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          New York                                        13-4924710
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
Incorporation or Organization)

  32 Avenue of the Americas
      New York, New York                                  10013-2412
(Address of Principal Executive Offices)                  (Zip Code)


              AT&T SENIOR MANAGEMENT INCENTIVE AWARD DEFERRAL PLAN

           AT&T Deferred Compensation Plan for Non-Employee Directors

                           (Full titles of the plans)
                           --------------------------

                             MARILYN J. WASSER, ESQ.
                       VICE PRESIDENT - LAW AND SECRETARY
                                   AT&T CORP.
                             295 NORTH MAPLE AVENUE
                             BASKING RIDGE, NJ 07920
                     (Name and Address of Agent for Service)
                                 (908) 221-2000
          (Telephone number, including area code, of agent for service)
                           --------------------------

                         CALCULATION OF REGISTRATION FEE
 ===============================================================================
               +                   +  Proposed    +    Proposed    +
               +                   +  maximum     +    maximum     +
   Title of    +     Amount        +  offering    +    aggregate   + Amount of
 securities to +      to be        +  price per   +    offering    +registration
 be registered +    registered     +  share       +    price       +     fee
               +                   +     (2)      +                +
 ===============================================================================
 AT&T  Common  +                   +              +                +
 Stock, par    +  30,000,000       +   $20.915    + $627,450,000   + $156,862.50
 value $1.00   +    shares         +              +                +
 per share (1) +                   +              +                +
 ===============================================================================

(1) Together with deferred compensation obligations under the AT&T Senior Management Incentive Award Deferral Plan (the "SMIAD Plan") and the AT&T Deferred Compensation Plan for Non-Employee Directors (the "Director Plan") which are unsecured obligations of AT&T Corp. ("AT&T") to pay deferred compensation in the future (i) in accordance with the terms of the SMIAD Plan for a select group of Senior Managers of AT&T Corp. and (ii) in accordance with the Director Plan for non-employee Directors of AT&T. The SMIAD Plan and the Director Plan are individually referred to as a "Plan" and collectively referred to as the "Plans".

(2) Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the "Securities Act"), based upon the average of the high and low sale prices of AT&T Common Stock, par value $1.00 per share, on the New York Stock Exchange on May 23, 2001.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of
 Section 10(a) of the Securities Act of 1933, as amended.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents previously filed by AT&T with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference:

      (1) AT&T's Annual Report on Form 10-K405/A for the year ended December 31, 2000;

      (2) AT&T's Quarterly Report on Form 10-Q for the period ending March 31, 2001;

      (3) AT&T's Current Reports on Form 8-K filed on February 16, 2001, March 1, 2001, March 28, 2001, March 29, 2001 (as amended April 11,
            2001), April 19, 2001 and April 27, 2001; and

      (4)   Proxy Statements filed on March 27, 2001 and May 11, 2001.

       All documents filed subsequent to the date hereof by AT&T with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all



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


securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); PROVIDED, HOWEVER, that the documents enumerated above or subsequently filed by AT&T pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made hereby is in effect prior to the filing with the SEC of AT&T's Annual Report on Form 10-K (or Form 10-K405) covering such year shall not be Incorporated Documents or be incorporated by reference herein or be a part hereof from and after the filing of such Annual Report.

     Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.  Description of Securities.

      (a) AT&T Common Stock.  Not applicable.

      (b) Deferred Compensation Obligations. The SMIAD Plan enables AT&T Senior Managers to elect to defer all or part of their senior management awards consisting of short term awards, long term awards, performance shares and dividend equivalents. These deferred awards may consist of either cash or shares of AT&T Common Stock. Senior Managers may also elect to defer gains resulting from the exercising of AT&T stock option awards. Deferred amounts that otherwise would have been distributed to a Senior Manager in the form of AT&T Common Stock are deferred as AT&T deferred shares.

      The amount of compensation to be deferred by each Senior Manager is determined in accordance with the SMIAD Plan based on the elections of each Senior Manager. Cash deferrals which were made on or before January 1, 2001 accrue interest at a rate of return based upon 10 year U.S. Treasury securities plus 5% and cash deferrals made thereafter accrue interest at a rate of return based upon 10 year U.S. Treasury securities plus 2%. Share deferrals are credited to a Senior Manager's deferral account as AT&T deferred shares (the value of which is measured from time to time by the market value of AT&T Common Stock) and are credited on each dividend payment date for AT&T Common Stock with a number of deferred shares of AT&T Common Stock equivalent to the market value of the amount of the quarterly dividend on the deferred shares then credited in the accounts.

      Distributions from the SMIAD Plan consist of from one to twenty annual cash installments, as elected by the Senior Manager, which commence upon termination of employment, retirement or attaining a specified age. Distributions to a beneficiary consist of one to ten annual cash installments, as elected by the Senior Manager.

      The SMIAD Plan also may include individual deferred compensation arrangements which have been provided to a select number of AT&T Senior Managers as a result of employment agreements, retention agreements and severance agreements. These individual arrangements, other than severance agreements, have vesting provisions based upon future service to the Company and are credited with interest at various rates and payable at various dates as specified in the individual arrangements.



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


      The Director Plan enables non-employee Directors of AT&T Corp. to elect to defer all or part of their cash retainer and other compensation into the AT&T Common Stock portion or the cash portion of a deferred compensation account. The AT&T Common Stock portion (the value of which is measured from time to time by the market value of AT&T Common Stock) is credited on each dividend payment date for AT&T Common Stock with a number of deferred shares of AT&T Common Stock equivalent to the market value of the amount of the quarterly dividend on the shares then credited in the accounts. Balances in the cash portion of the deferred compensation account representing amounts deferred prior to January 1, 2001 accrue interest at a rate of return based upon 10 year U.S. Treasury securities plus 5% and amounts deferred thereafter accrue interest at a rate of return based upon 10 year U.S. Treasury securities plus 2%.

      Distributions from the Director Plan consist of one to twenty annual cash installments, as elected by the Director, which commence upon ceasing to serve as a Director or attaining a specified age. Distributions to a beneficiary consist of one to ten annual cash installments, as elected by the Director.

      AT&T reserves the right to terminate, suspend or amend the Plans at any time, except that no such termination, suspension or amendment shall retroactively impair or otherwise adversely affect the rights of any participant or beneficiary under the Plan to which they have become previously entitled.

      The obligations of AT&T under the Plans (the "Obligations") are unsecured general obligations of AT&T to pay the deferred compensation in the future in accordance with the terms of the Plans, and will rank pari passu with other unsecured and unsubordinated indebtedness of AT&T Corp. from time to time outstanding. Because AT&T is a holding company, the right of AT&T, and hence the right of creditors of AT&T (including participants in the Plans), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except that claims of AT&T itself as a creditor of the subsidiary may be recognized.

      On March 20, 2001 AT&T amended the Plans to incorporate (i) a special one-time exchange option for a participant to receive a single payout of 90% of the present value of deferred compensation obligations under the Plans in the form of AT&T Common Stock, such exchange option not to become effective prior to the date of an AT&T shareholders meeting at which the separation and spin-off of AT&T Communications Services, Inc. from AT&T is approved, and (ii) effective January 1, 2002 a basic exchange option to receive a single payout of 90% of the present value of deferred compensation obligations under the Plans in the form of AT&T Common Stock.


Item 5.  Interests of Named Experts and Counsel.

      As of April 30, 2001, Robert S. Feit, General Attorney and Assistant Secretary of registrant owned approximately 5,775 shares of AT&T securities and had options to purchase additional shares of AT&T securities. Mr. Feit will be eligible for additional awards of options to purchase AT&T securities under AT&T incentive compensation plans. Mr. Feit is not a participant in the SMIAD Plan.

Item 6.  Indemnification of Directors and Officers.



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


      Pursuant to the statutes of the State of New York, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorney's fees, incurred by him/her in connection with the defense of a civil or criminal proceeding to which he/she has been made, or threatened to be made, a party by reason of the fact that he/she was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. In general, indemnification is available where the director or officer acted in good faith, for a purpose he/she reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is subject to the detailed provisions of Sections 715, 717 and 721-725 of the New York Business Corporation Law ("BCL").

      The AT&T By-laws provide that AT&T is authorized, by (i) a resolution of shareholders, (ii) a resolution of directors or (iii) an agreement providing for such indemnification, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits or proceedings based upon, arising from, relating to or by reason of the fact that any such director or officer serves or served in such capacity with AT&T or at the request of AT&T in any capacity with any other enterprise.

      AT&T has entered into contracts with its officers and directors, pursuant to the provisions of BCL Section 721, by which it will be obligated to indemnify such persons, to the fullest extent permitted by the BCL, against expenses, fees, judgments, fines and amounts paid in settlement in connection with any present or future threatened, pending or completed action, suit or proceeding based in any way upon or related to the fact that such person was an officer or director of AT&T or, at the request of AT&T, an officer, director or other partner, agent, employee or trustee of another enterprise. The contractual indemnification so provided will not extend to any situation where a judgment or other final adjudication adverse to such person establishes that his/her acts were committed in bad faith or were the result of active and deliberate dishonesty or that there inured to such person a financial profit or other advantage.

      The directors and officers of AT&T are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities.


Item 7.  Exemption from Registration Claimed.

      Not Applicable.


Item 8.  Exhibits.

See Exhibit Index.


Item 9.  Undertakings.

      (1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



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


               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

      (2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



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


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Basking Ridge, State of New Jersey, on the 25th day of May, 2001.

                               AT&T CORP.

                               By:  /s/ Edward M. Dwyer
                                    -----------------------------------
                                    Name:  Edward M. Dwyer
                                    Title: Vice President and Treasurer


       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

            SIGNATURE                                    CAPACITY
    PRINCIPAL EXECUTIVE OFFICER:

C. Michael Armstrong*              Chairman and Chief Executive Officer


    PRINCIPAL FINANCIAL OFFICER:

Charles H. Noski*                  Senior Executive Vice President
                                    and Chief Financial Officer

    PRINCIPAL ACCOUNTING OFFICER:

Nicholas S. Cyprus*                Vice President and Controller


     DIRECTORS
C. Michael Armstrong*
Kenneth T. Derr*
M. Kathryn Eickhoff*
Walter Y. Elisha*
George M. C. Fisher*
Donald V. Fites*
Amos B. Hostetter*
Ralph S. Larsen*
Donald F. McHenry*
John C. Malone*
Louis A. Simpson*
Michael I. Sovern*
Sanford I. Weill*
Masaki Yoshakawa*
John D. Zeglis*


* By: /s/ Edward M. Dwyer
      ---------------------
      Edward M. Dwyer
      (Attorney-In-Fact)

May 25, 2001



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


                                  EXHIBIT INDEX


EXHIBIT
NUMBER                            EXHIBIT DESCRIPTION


5 Opinion of Robert S. Feit, General Attorney and Assistant Secretary of the registrant, as to the legality of the securities to be issued

23.1    Consents of PricewaterhouseCoopers LLP.

23.2    Consent of Arthur Andersen LLP

23.3    Consents of KPMG LLP

23.4 Consent of Robert S. Feit is contained in the opinion of counsel filed as Exhibit 5

24.1    Powers of Attorney














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